Exhibit 99.1

State Auto Financial reports fourth quarter and year 2015 results

•       Quarterly income of $0.07 per share

•       Quarterly GAAP combined ratio of 106.2

•       Return on equity of 5.8%

•       Book value per share of $21.40

Columbus, Ohio (Feb. 18, 2016) – State Auto Financial Corporation (NASDAQ:STFC) today reported fourth quarter 2015 net income of $3.1 million, or $0.07 per diluted share, versus net income of $65.4 million, or $1.58 per diluted share, for the fourth quarter of 2014. Net income from operations[1] per diluted share for the fourth quarter 2015 was $0.00 versus net income from operations[1] per diluted share of $1.53 for the same 2014 period.

For the year ended Dec. 31, 2015, STFC had net income of $51.2 million, or $1.23 per diluted share, compared to net income of $107.4 million, or $2.60 per diluted share, for the same 2014 period. Net income from operations[1] per diluted share for the year ended Dec. 31, 2015 was $0.85 versus net income from operations[1] per diluted share of $2.28 for the same 2014 period.

The fourth quarter and full year results of 2014 include the impact of the reversal of the deferred tax asset valuation allowance, which resulted in an increase to net income of $74.4 million, or $1.79 per diluted share, for the fourth quarter 2014, and an increase to net income of $82.6 million, or $2.00 per diluted share, for the year 2014.

Operating Results

STFC’s GAAP combined ratio for the fourth quarter 2015 was 106.2 versus 113.3 for the fourth quarter of 2014. Catastrophe losses during the fourth quarter 2015 accounted for 1.3 points of the 72.8 total loss ratio points, or $4.3 million, versus 0.9 points of the total 82.3 loss ratio points, or $2.4 million, for the same period in 2014.

The State Auto Group’s homeowners’ quota share reinsurance arrangement (the “HO QS Arrangement”) expired on Dec. 31, 2014. During the fourth quarter of 2014, STFC reported adverse reserve development on terminated program business written through Risk Evaluation & Design LLC (“RED”), a wholly owned subsidiary of State Automobile Mutual Insurance Company. STFC’s combined ratio on a pro forma basis excluding these items for the fourth quarter of 2014 was 87.7[2]. Contributing to the higher reported combined ratio of 106.2 in the fourth quarter of 2015, were elevated non-cat loss ratios in our personal and commercial auto lines as well as our programs business.

News Release

Contact

Tara Shull

Investor Relations and Finance Director

614.917.4478 F 614.887.1793

Tara.Shull@StateAuto.com

Kyle Anderson

AVP/Director of Corporate Communication

614.917.5497 M 614.477.5301

Kyle.Anderson@StateAuto.com

Corporate Headquarters

518 E. Broad St.

Columbus, OH 43215

614.464.5000

800.444.9950

For additional information:

StateAuto.com/STFC

facebook.com/StateAuto

twitter.com/State Auto

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State Auto Financial reports fourth quarter 2015 results, Feb. 18, 2016

Net written premium for the fourth quarter of 2015 decreased 15.1% over the same period in 2014. Net written premium decreased 28.7% and 0.6% for our personal and business segments, respectively, and increased 4.2% in our specialty segment, from the same period in 2014. Excluding the impact of the HO QS Arrangement, the personal insurance segment net written premium for the fourth quarter decreased 3.6%3 from the same period in 2014 despite personal auto and homeowners new business premium and policy counts being up during the quarter. During the second half of 2015, the Company implemented underwriting actions, which included pricing reviews and non-technology process improvements designed to address personal lines production. The growth in the specialty insurance segment was driven by an increase in new business for both E&S casualty and programs.

STFC’s GAAP combined ratio for the year ended Dec. 31, 2015 was 101.5 compared to 105.5 for the same 2014 period. Catastrophe losses increased the loss ratio for the year ended Dec. 31, 2015 by 4.0 points, or $51.1 million, compared to 3.0 points, or $32.3 million for the year ended Dec. 31, 2014. The 2015 and 2014 catastrophe losses both included favorable prior accident years’ development which reduced the loss ratio by 0.1 points, or $0.7 million for 2015, and 0.5 points, or $5.2 million for 2014. Non-catastrophe unfavorable reserve development increased the loss ratio by 0.8 points, or $10.7 million for 2015. Non-catastrophe unfavorable reserve development increased the loss ratio by 4.7 points, or $50.3 million for 2014, which included $96.7 million, or 9.0 loss ratio points, of loss and loss expense reserve strengthening for prior accident years on program business written through RED.

STFC’s combined ratio on a pro forma basis excluding the HO QS Arrangement and RED for the year ended Dec. 31, 2014 was 95.42. Contributing to the higher reported combined ratio of 101.5 for the year ended Dec. 31, 2015, were elevated non-cat loss ratios in our personal and commercial auto as well as our programs business primarily due to an increase in severity which has resulted in higher ultimate loss estimates for prior accident years.

Net written premium for the year ended 2015 increased 6.6% compared to the same 2014 period. For the year ended Dec. 31, 2015, net written premium increased 9.6% for personal, 1.4% for business and 11.6% for specialty insurance segments, compared to the same period in 2014. Excluding the impact of the HO QS Arrangement, the personal insurance segment net written premium for the year ended Dec. 31, 2015 decreased 5.3%3 from the same period in 2014. Personal auto and homeowner new business premium and policy counts are lower as compared to 2014. The growth in the specialty insurance segment was driven by new business.

Book Value and Return on Equity

STFC’s book value was $21.40 per share as of Dec. 31, 2015, an increase of $0.08 per share from STFC’s book value on Dec. 31, 2014. The increase in book value was due to net income offset by lower investment valuations. Return on stockholders’ equity for the twelve months ended Dec. 31, 2015, was 5.8% compared to 13.0% for the twelve months ended Dec. 31, 2014.

STFC President and CEO Mike LaRocco commented on the quarter as follows:

“We didn’t make an underwriting profit in fourth quarter and year 2015, and we failed to meet our growth objectives. We understand our issues and we’re implementing a well thought out approach to address them.

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State Auto Financial reports fourth quarter 2015 results, Feb. 18, 2016

“Our poor results were caused primarily by our auto lines, both personal and commercial, which are not adequately priced. We identified opportunities in pricing segmentation, underwriting leakage and claims that will support our profitable growth goal. Also in the fourth quarter 2015, we initiated rate reviews in all states. We realigned our claims organization to deliver product-specific claims teams for both personal and commercial auto.

“Our homeowners line continued to make an underwriting profit but we’re not growing. We saw an uptick in new business in the second half of 2015 and expect to continue this progress as we execute plans to be more competitive in this line.

“Our E&S casualty and farm and ranch products are both profitable and growing. E&S casualty has been managed with the product management approach that we’re implementing in our personal and commercial products. Farm and ranch introduced an improved front end quoting technology near the end of fourth quarter 2015 that significantly increased quote volume in the first month; we expect this to continue moving forward.

“Each of our products must be profitable and growing. That’s our objective, and that’s how we’ll evaluate our progress going forward.

“We’ve appointed product leaders for each of our core products: auto, home, farm and ranch, small business, commercial, workers’ compensation and all of our Specialty lines. We’re making improvements to our pricing models and segmentation across most of our products. And we’re developing products to leverage emerging opportunities like telematics, driverless vehicles and ‘smart’ homes.

“We’re on track for a third quarter 2016 launch of a quote and policy issue system for auto, home and umbrella, and small commercial new business in the fourth quarter. This platform will deliver an incredible experience for both our agency partners and policyholders. I’m excited about what the future holds.

“I’m more confident than ever that our plan is right and that we’re going to win. We’ve completed our reorganization and now have the right people in the right roles and, more importantly, executing the right strategies, to return State Auto to consistent profitable growth.”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

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State Auto Financial reports fourth quarter 2015 results, Feb. 18, 2016

[1]	Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.07 per diluted share for the fourth quarter 2015 and income of $0.38 year to date 2015 versus income of $0.05 per diluted share for the fourth quarter 2014 and income of $0.32 year to date 2014.
[2]	Represents a non-GAAP financial measure as to the three months and year ended Dec. 31, 2014 combined ratio. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable GAAP financial measure is included in Schedules 1A and 1B that is part of this release.
[3]	Represents a non-GAAP financial measure as to net written premium for the three months and year ended Dec. 31, 2014. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable GAAP financial measure is included in Schedule 2 that is part of this release.

STFC has scheduled a conference call with interested investors for Thursday, Feb. 18, at 11 a.m. ET to discuss the Company’s fourth quarter and full-year 2015 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com/STFC. A replay of the call can be heard beginning at 2 p.m., Feb. 18, by calling 855-859-2056, conference ID 43412522. Supplemental schedules detailing the Company’s fourth quarter and full-year 2015 financial, sales and underwriting results are made available on http://www.StateAuto.com/STFC prior to the conference call.

* * * * * *

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

Schedule 1A

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF ADJUSTMENTS

(unaudited)

The following table sets forth a reconciliation of the HO QS Arrangement cession and the former RED unit’s underwriting results on the Company’s overall results and key performance indicators on a pro forma GAAP basis as if the HO QS Arrangement had not been in effect and the RED results had been excluded for the three months ended December 31, 2014.

	Three months ended
	December 31, 2014
($ in millions)	As Reported	Adjustments		Pro Forma without Adjustments

Earned Premiums	$273.1	$43.4	(1)	$316.5
Losses and LAE Incurred:
Cat loss and ALAE	2.4	(0.2	) (1)	$2.2
Non-cat loss and LAE	222.3	11.0	(1)	162.0
		(71.3	) (2)

Loss and LAE	224.7	(60.5)		164.2
Acquisition and operating expenses	84.7	28.7	(1)	113.4

Net underwriting (loss) gain	$(36.3)	$75.2		$38.9

Cat loss and ALAE ratio	0.9%	N/M	*	0.7%
Non-cat loss and LAE ratio	81.4%	N/M	*	51.2%

Loss and LAE ratio	82.3%	N/M	*	51.9%
Expense ratio	31.0%	N/M	*	35.8%

Combined ratio	113.3%	N/M	*	87.7%

Footnotes:

(1)	HO QS cession
(2)	RED reserve strengthening
*	N/M = Not Meaningful

Schedule 1B

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF ADJUSTMENTS

(unaudited)

The following table sets forth a reconciliation of the HO QS Arrangement cession and the former RED unit’s underwriting results on the Company’s overall results and key performance indicators on a pro forma GAAP basis as if the HO QS Arrangement had not been in effect and the RED results had been excluded for the year ended December 31, 2014.

	Year ended
	December 31, 2014
($ in millions)	As Reported	Adjustments		Pro Forma without Adjustments

Earned Premiums	$1,074.1	$175.6	(1)	$1,249.7
Losses and LAE Incurred:
Cat loss and ALAE	32.3	19.0	(1)	$51.3
Non-cat loss and LAE	739.0	66.8	(1)	709.1
		(96.7	) (2)

Loss and LAE	771.3	(10.9)		760.4
Acquisition and operating expenses	361.9	70.0	(1)	431.9

Net underwriting (loss) gain	$(59.1)	$116.5		$57.4

Cat loss and ALAE ratio	3.0%	N/M	*	4.1%
Non-cat loss and LAE ratio	68.8%	N/M	*	56.7%

Loss and LAE ratio	71.8%	N/M	*	60.8%
Expense ratio	33.7%	N/M	*	34.6%

Combined ratio	105.5%	N/M	*	95.4%

Footnotes:

(1)	HO QS cession
(2)	RED reserve strengthening
*	N/M = Not Meaningful

Schedule 2

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

NET WRITTEN PREMIUM COMPARISON ($ millions)

(unaudited)

Personal segment		Quarter to Date				Year to Date
	12/31/2015	12/31/2014	$ Change	% Change	12/31/2015	12/31/2014	$ Change	% Change
As reported:
Personal auto	$80.3	$83.1	$(2.8)	(3.4)%	$334.4	$354.4	$(20.0)	(5.6)%
Homeowners	49.2	101.7	(52.5)	(51.6)%	215.8	146.4	69.4	47.4%
Other personal	8.1	8.3	(0.2)	(2.4)%	32.8	31.3	1.5	4.8%

	137.6	193.1	(55.5)	(28.7)%	583.0	532.1	50.9	9.6%

Homeowners:
Homeowners cession	—	39.2	(39.2)	(100.0)%	—	172.8	(172.8)	(100.0)%
Return of ceded unearned premium	—	(89.5)	89.5	(100.0)%	—	(89.5)	89.5	(100.0)%

	—	(50.3)	50.3	(100.0)%	—	83.3	(83.3)	(100.0)%

Total excluding HO QS arrangement:
Personal auto	80.3	83.1	(2.8)	(3.4)%	334.4	354.4	(20.0)	(5.6)%
Homeowners	49.2	51.4	(2.2)	(4.3)%	215.8	229.7	(13.9)	(6.1)%
Other personal	8.1	8.3	(0.2)	(2.4)%	32.8	31.3	1.5	4.8%

Grand total	$137.6	$142.8	$(5.2)	(3.6)%	$583.0	$615.4	$(32.4)	(5.3)%